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                                                                    EXHIBIT 4.11


                                FIRST AMENDMENT
                                      TO
                   ARKLA EMPLOYEE SAVINGS & INVESTMENT PLAN


     NorAm Energy Corp., a Delaware corporation, adopts the following amendment to the Arkla Employee Savings & Investment Plan (the "Plan").


     1.   Section 5.2 of the Plan is amended in its entirety to read as follows:

               5.2  Forfeiture of Nonvested Amounts.

                    (a) Break in Service. Any nonvested portion of a Participant's Matching Contribution Account will be forfeited on the last day of the Plan Year in which the Participant incurs five consecutive One Year Breaks in Service. If a distribution is made to a Participant when the Participant's vested interest in his Matching Contribution Account is less than 100% and he is reemployed prior to incurring a forfeiture, the portion of his Matching Contribution Account which was not vested will be maintained in a separate subaccount until he becomes 100% vested. His vested interest in such subaccount, at any relevant time prior to the time he is fully vested in his Matching Contribution Account, will be equal to an amount determined by the formula X = P(AB&D) - D, where P is the vested percentage at the relevant time, AB is the subaccount balance at the relevant time and D is the amount of the distribution.

                    (b) Discriminatory Matching Contributions. If the allocation of a Participating Employer matching contribution to a Participant's Matching Contribution Account results in a discriminatory matching contribution (as determined under regulations under Code Section 401(a)(4) or Code Section 401(m)) for such Participant because the matching contribution relates to a Deferral Contribution that exceeds the limitations described in Section 3.2 or Section 10.6, or because of any other reason, and such discriminatory matching contribution cannot be distributed as an excess Matching Contribution pursuant to
          Section 10.7, such matching contribution, or the portion thereof that results in prohibited discrimination, will be forfeited notwithstanding any other provision of the Plan to the contrary.

     2.   Section 10.2(d) of the Plan is amended in its entirety to read as follows:
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                    (d) "Compensation" means the wages (as defined in Code
          section 3401(a) for purposes of income tax withholding at the source but determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed) paid to an Employee by the Participating Employers during the Plan Year. In addition, Compensation includes any contributions made by the Participating Employers on behalf of an Employee pursuant to a deferral election under the Plan or under any other employee benefit plan that are not includable in income under Code section 402(a)(8) and any contributions made by the Participating Employers on behalf of an Employee to a cafeteria plan that are not includable in income under Code section 125. The Compensation of an Employee taken into account for any purpose for any Plan Year ending before January 1, 1994, will not exceed $200,000, and will not exceed $150,000 for any Plan Year beginning after December 31, 1993, as such amounts may be adjusted by the Secretary of the Treasury. For purposes of applying the applicable dollar limit set forth in the preceding sentence, if an Employee is a Highly Compensated Employee (as defined in Section 10.2(n)) who is either (i) a 5-percent owner, determined in accordance with Code section 414(q) and the Treasury Regulations promulgated thereunder, or (ii) one of the ten most highly compensated Employees ranked on the basis of Compensation paid by the Controlled Group during the year, such Highly Compensated Employee and the members of his family (as hereafter defined) will be treated as a single employee and the Compensation of each member of the family will be aggregated with the Compensation of the Highly Compensated Employee. The limitation on Compensation will be allocated among such Highly Compensated Employee and his family members in proportion to each individual's Compensation. For purposes of this Section, the term "family" means an Employee's spouse and any lineal descendants who are under age 19 at the end of the Plan Year in question.

     3. Sections 10.7(b) and (c) are amended in their entirety to read as follows:

                    (b) Reduction of Excess Matching Contributions. If, for any Plan Year, the Average Contribution Percentage for Participants who are Highly Compensated Employees exceeds the limitation described in subsection (a) above, the Contribution Percentage for each such Participant will be reduced (in the order of Contribution Percentages, beginning with the highest of such percentages as provided below) until the limitation in subsection (a) is satisfied. The highest Contribution Percentage will be reduced first until the limitation in subsection (a) is satisfied or the percentage equals the next highest percentage, and the process will be repeated if necessary until such limitation is satisfied. In order to reduce a Participant's Contribution Percentage, the Participant's excess Matching Contributions (increased by Trust Fund earnings and decreased by Trust Fund losses for the Plan Year and for the period between the end of the Plan Year and the date of correction) will be forfeited, to the extent such Matching Contributions are not vested, and to the extent vested, will be distributed to the Participant within two and

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          one-half months following the close of the Plan Year, if practicable, but in no event later than the last day of the immediately following Plan Year. The excess Matching Contributions of Participants who are subject to the family aggregation rules of Section 10.8(d) will be allocated among the family members in proportion to the Matching Contributions made on behalf of the family members.

                    (c) Determination of Earnings and Losses. The earnings and losses of the Trust Fund for the Plan Year allocable to the portion of a Participant's Matching Contributions that are distributed pursuant to Section 10.6 or forfeited or distributed pursuant to subsection (b) above will be determined by multiplying the Trust Fund earnings or losses for the Plan Year allocable to the Participant's Matching Contribution Account by a fraction, the numerator of which is the amount of Matching Contributions to be forfeited or distributed and the denominator of which is the balance of the Participant's Matching Contribution Account on the last day of the Plan Year, reduced by the earnings and increased by the losses allocable to such Account for the Plan Year. The earnings and losses of the Trust Fund allocable to a Participant's Matching Contributions that are distributed pursuant to
          Section 10.6 or forfeited or distributed pursuant to subsection (b) above for the period between the end of the Plan Year and the date of such forfeiture or distribution will be determined in accordance with regulations prescribed by the Secretary of the Treasury interpreting Code sections 401(k) and 401(m).

     4.   The foregoing amendments will be effective as of January 1, 1989.

     Executed at Houston, Texas, this 28th of June, 1995.


                                            NORAM ENERGY CORP.



                                            By /s/ Rick L. Spurlock
                                              ------------------------------
                                              Rick L. Spurlock, Senior Vice
                                              President, Human Resources

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